EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of All American Pet Company, Inc. (the “Company”), relating to the All American Pet Company 2013 Equity Incentive Plan, of our report dated June 17, 2013, relating to our audit of the Company’s consolidated financial statements as of December 31, 2012, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/S/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

June 24, 2013